Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Receives FDA Fast Track Status for Squalamine in Macular Degeneration

-Systemic Small Molecule Anti-Angiogenic for Neovascular Eye Disease-

Plymouth Meeting, PA — October 4, 2004 — Genaera Corporation (NASDAQ: GENR) today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to squalamine, an intravenously administered, first in class, small molecule anti-angiogenic drug for the treatment of “wet” age-related macular degeneration (AMD).

Under the FDA Modernization Act of 1997, Fast Track drug development programs are designed to expedite the review and facilitate the development of a new drug that demonstrates the potential to address unmet medical needs for the treatment of a serious or life-threatening condition.

“Fast Track status will help accelerate the development and commercialization of squalamine,” commented Roy C. Levitt, MD, President and Chief Executive Officer. “This FDA designation recognizes the serious unmet medical need of patients with AMD and the potential of squalamine to affect this disease. All of our Phase II trials for squalamine in AMD are up and running. We anticipate reporting early data from our first Phase II study later this year with additional Phase II data expected, starting in the first half of 2005. We intend to begin Phase III in the first half of 2005 to run concurrently with our largest Phase II trial.”

Squalamine is currently being evaluated in three Phase II clinical trials. MSI-1256F-209 is the cornerstone of Genaera’s Phase II studies and is designed to evaluate the safety and efficacy of squalamine in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of squalamine (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for 12 months. Genaera anticipates using data analyses from this study in coordinating Phase III activities.

MSI-1256F-208 is the second Phase II trial designed to evaluate the effects of three different doses of squalamine in combination with an initial Visudyne® treatment in 45 patients with AMD. Specifically, this study will evaluate the safety and effects of systemically administered squalamine before and after photodynamic therapy with Visudyne®. Based on its mechanism of action, this squalamine pretreatment has the potential to improve the effect of Visudyne®, and squalamine follow up treatment may inhibit the detrimental effects of the VEGF ‘burst’ that commonly occurs after Visudyne® treatment. The multi-center, randomized, controlled, masked study also includes monthly squalamine maintenance therapy through six months, along with an additional twelve months follow-up for each patient.

MSI-1256F-207 is a Phase II pharmacokinetic and safety trial that will evaluate 18 patients with AMD at three different doses of squalamine over four months. In this open-label, parallel group study, squalamine is administered intravenously at three doses, once weekly for four weeks.

Squalamine Mechanism of Action

Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. About 25 to 30 million people are affected globally and is expected to triple over the next 25 years.

AMD occurs in two types: the “dry” form and the more severe “wet” form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that squalamine ceases to meet the criteria for fast track designation at some point in the future; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, IL9 Antibody, or LOMUCIN, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.